UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 7, 2011

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
MICHIGAN	0-17988	38-2367843

620 Lesher Place Lansing, Michigan	48912
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 517-372-9200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note: Revised to correct the description of the Sales Plan.

Item 8.01	Other Events

On January 7, 2011, Lon M. Bohannon, President and Chief Operating Officer of Neogen Corporation (the “Registrant”) entered into a Sales Plan (the “Plan”) with a securities brokerage firm to sell up to 50,000 shares of the Registrant’s common stock directly or beneficially owned by Mr. Bohannon. The number of shares to be sold pursuant to the Plan is subject to adjustment for stock splits, reverse stock splits, stock dividends, and other recapitalization events.

The Plan directs the brokerage firm to sell the shares over the next 12 months in increments of 5,000 shares per month at any time the market price of the stock is at or in excess of $35. If in any month less than 5,000 shares are sold because the stock price is less than $35 those shares will be carried to a subsequent month and sold together with that subsequent month’s allotment at any time the market is at or in excess of $35. The Plan also directs the brokerage firm to sell shares over the next 12 months in additional increments of 5,000 shares per month at any time the market price of the stock is at or in excess of $40, and if in any month less than 5,000 shares are sold pursuant to this additional direction because the stock price is less than $40 those shares will be carried to a subsequent month and sold together with the subsequent month’s allotment at any time the market is at or in excess of $40.

All sales of shares pursuant to the Plan are subject to the terms and conditions of the Plan and the Plan may be terminated at any time.

The Plan is intended to comply with the requirements of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. Rule 10b5-1 permits insiders to sell shares of stock over a designated period of time by establishing pre-arranged written plans at a time when the insiders are not in possession of material non-public information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGEN CORPORATION
(Registrant)

Date: March 23, 2011

/S/ STEVEN J. QUINLAN
Steven J. Quinlan
Vice President & CFO